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                                                              EXHIBIT 24.2.k(ii)


                         SHAREHOLDER SERVICING AGREEMENT
                                 BY AND BETWEEN
                      SEI INVESTMENTS GLOBAL FUNDS SERVICES
                                       AND
                         SEI ABSOLUTE RETURN FUND, L.P.

         AGREEMENT, made as of the ___ day of _____________, 2003, by and between SEI INVESTMENTS GLOBAL FUNDS SERVICES, a Delaware business trust (the "Agent"), and SEI ABSOLUTE RETURN FUND, L.P., a Delaware limited partnership (the "Fund").

         WHEREAS, the Agent and its affiliates are in the business of providing services to registered investment companies; and

         WHEREAS, the Fund wishes to retain the Agent to facilitate, on behalf of the Fund, the provision by financial advisers or other financial intermediaries ("Investor Service Providers") of personal investor services and account maintenance services ("Investor Services") to investors in the Fund ("Investors") that are customers of such Investor Service Providers and the Agent wishes to facilitate, on behalf of the Fund, the provision of Investor Services by Investor Service Providers to their customers that are Investors;

                  NOW THEREFORE, in consideration of the terms and conditions herein contained, the parties agree as follows:

         1.       Appointment of the Agent.

                  (a) The Fund hereby authorizes the Agent to retain Investor Service Providers to provide Investor Services and account maintenance services to Investors who are customers of such Investor Service Providers. These Investor Services shall include, but shall not be limited to:

                           (i)      handling inquiries from Investors regarding
the Fund, including but not limited to questions concerning their investments in the Fund, capital account balances, and reports and tax information provided by the Fund;

                           (ii)     assisting in the enhancement of relations
and communications between Investors and the Fund;

                           (iii)    assisting in the maintenance of Investors'
accounts with the Fund;

                           (iv)     assisting in the maintenance of Fund records
containing Investor information, such as changes of address; and

                           (v)      providing such other information and
Investor liaison services as the Agent may reasonably request.

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         2.       Investor Servicing Fee.

                  (a) In recognition of the payments the Agent will make to the Investor Service Providers that provide the Investor Services outlined in
Section 1, the Fund will make payments to the Agent within 10 days of the end of each calendar month to reimburse the Agent for all or a portion of such payments made to each such Investor Service Provider, at an annualized rate of up to 0.55% of the aggregate value of outstanding Interests in the Fund held by all Investors (the "Investor Servicing Fee") as determined by the Fund on the last day of each calendar month.

                  (b) the Agent may pay amounts pursuant to this Section 2 to any "affiliated person" (as that term is defined in the Investment Company Act of 1940, as amended (the "1940 Act")) of the Agent if such affiliated person is an Investor Service Provider.

         3.       Duties of the Agent.

                  (a) The Agent agrees to retain the Investor Service Providers to provide Investor Services and to compensate such Investor Service Providers for their services.

                  (b) The Agent shall report to the Board of Directors of the Fund (the "Board") on a quarterly basis regarding: (i) the nature of the Investor Services provided by the Investor Service Providers; (ii) the amount of payments made by the Agent to such Investor Service Providers; and (iii) the amount of Investor Servicing Fees paid by the Fund.

         4.       Liability of the Fund.

         The Agent understands and agrees that the obligations of the Fund under this Agreement are not binding upon any Investor or any person serving on the Board (a "Director") personally, but bind only the Fund and the Fund's property. The Agent represents that it has notice of the provisions of the Fund's Agreement of Limited Partnership disclaiming Investor and Director liability for acts and obligations of the Fund.

         5.       Duration.

         This Agreement will take effect on the date first set forth above. Unless earlier terminated pursuant to Section 7 hereof, this Agreement shall remain in effect for a period of two (2) years from such date and thereafter from year to year, so long as such continuance shall be approved at least annually by the Board, including the vote of the majority of the Directors who are not parties to this Agreement or "interested persons" (as defined by the 1940 Act) of any such party.

         6.       Assignment or Amendment.

         Any amendment to this Agreement shall be in writing and shall be subject to the approval of the Board, including the vote of a majority of the Directors who are not "interested persons" of the Fund. This Agreement shall automatically and immediately terminate in the event of its "assignment," as defined by the 1940 Act, and the rules thereunder.

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         7.       Termination.

         This Agreement may be terminated (i) by the Agent at any time without penalty upon sixty days' written notice to the Fund (which notice may be waived by the Fund); or (ii) by the Fund at any time without penalty upon sixty days' written notice to the Agent (which notice may be waived by the Agent). Any termination of this Agreement shall not affect the obligation of the Fund to pay the Investor Servicing Fee to reimburse the Agent for payments made or obligations incurred prior to such termination.

         8.       Choice of Law.

         This Agreement shall be governed by the laws of the State of Delaware applicable to agreements made and to be performed entirely within the State of Delaware (without regard to any conflicts of law principles thereof). Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission issued pursuant to the 1940 Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is revised by rule, regulation or order of the Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

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                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                    SEI INVESTMENTS GLOBAL FUNDS SERVICES

                                    By: ________________________________
                                        Name:
                                        Title:

                                    SEI ABSOLUTE RETURN FUND, L.P.

                                    By: ________________________________
                                        Name:
                                        Title:

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